Exhibit 99.1

SYSCO TO CONTEST FEDERAL TRADE COMMISSION’S ATTEMPT TO BLOCK PROPOSED US FOODS MERGER

Company Says Facts Support Procompetitive Benefits of Merger

Houston, Feb. 19, 2015 – Sysco Corporation (NYSE:SYY) today announced that it will contest the U.S. Federal Trade Commission’s (FTC) attempt to block its proposed merger with US Foods. The company said it is looking forward to a full judicial review of the significant competitive benefits of the merger.

The five FTC Commissioners voted by a slim margin of 3-2 to seek a preliminary injunction in the U.S. District Court for the District of Columbia to prevent the parties from closing the transaction. The narrow vote demonstrates a lack of consensus within the Commission that the proposed merger could be viewed as harmful to competition under the law.

Sysco believes that the FTC’s decision is based on an erroneous view of the competitive dynamics of the foodservice distribution industry.

“The facts are strongly in our favor and we look forward to making our case in court,” said Bill DeLaney, Sysco’s president and chief executive officer. “Those of us who work in this industry every day know it is fiercely competitive. Customers of all types have access to food distribution services from a wide variety of companies and any number of channels. In fact, the overwhelming majority of restaurants and food operators choose their foodservice distributor locally, where they have choices among many excellent companies.

“For example, the FTC claims that Sysco and US Foods combined have a 75 percent market share in an ill-defined ‘national broadline market,’ ignoring the fact that the vast majority of ‘national customers’ use multiple regional or local distributors. Additionally, the FTC claims the merger would harm competition in 32 local markets, ignoring the existence of myriad local suppliers, including broadline companies, specialty companies, cash-and-carry, and club stores with whom Sysco and US Foods compete on a daily basis.”

Despite its fundamental disagreement with the FTC’s position, Sysco listened closely to the agency’s concerns and delivered a substantial divestiture package to enable Performance Food Group (PFG) to compete more effectively for customers coast to coast.

“This merger has always been about serving customers better and driving costs out of the system,” DeLaney said. “By unlocking at least $600 million in annualized cost synergies, the merger will allow Sysco to lower costs for customers, deliver better service and improve selection across all product segments, all of which will increase competition across the entire foodservice distribution industry to the benefit of customers.”

Sysco believes that its merger with US Foods is in the best interest of all stakeholders for the following reasons:

1. Customer Focus

The merger of Sysco and US Foods will benefit customers and help the business become more efficient in an evolving and competitive marketplace. It will increase efficiency and innovation to the benefit of small and large customers across the country. This includes providing the highest quality service, great brands and competitive pricing. The combined company will continue to create value for customers through insights-driven product innovation and expanded services that go beyond food. The merger will enhance the company’s flexibility and responsiveness to provide unique, on-trend food products that save customers time and improve performance. The foodservice industry is a collection of local and fiercely competitive markets where customers of all sizes continue to enjoy a wide range of choice among broadline, specialty and other distribution channels.

2. Substantial Efficiencies

The proposed merger creates supply chain efficiencies through the optimization of inbound and outbound freight and the opportunity to partner more closely with suppliers and brokers to address customer needs and help them grow their businesses. Sysco estimates it will be able to achieve net annual synergies of at least $600 million in four years even after its announced divestiture to Performance Food Group (PFG).

3. Enhanced Employee Opportunities

Sysco remains committed to investing in its businesses and its people to accelerate the transformation of the industry, including customer-friendly technology, robust category management, food safety and quality assurance, and sustainable business practices. The combined business will continue to be a significant national and local employer. By combining the strengths of the two companies, Sysco will provide employees even more opportunities to grow and develop their careers.

4. Substantial Divestiture Package

As previously announced, the definitive divestiture agreement includes selling US Foods facilities in 11 markets to PFG upon consummation of the merger. These facilities, representing approximately $4.6 billion in annual sales, will expand PFG’s geographic footprint in the U.S. and enable PFG to compete more effectively for customers coast to coast.

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About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco.

About US Foods

As one of America’s great food companies and leading distributors, US Foods is Keeping Kitchens Cooking™ and making life easier for customers, including independent and multi-unit restaurants, healthcare and hospitality entities, government and educational institutions. With approximately $22 billion in annual revenue, the company offers more than 350,000 products, including high-quality, exclusive brands such as the innovative Chef’s Line®, a time-saving, chef-inspired line of scratch-quality products, and Rykoff Sexton®, a premium line of specialty ingredients sourced from around the world. The company proudly employs approximately 25,000 people in more than 60 locations nationwide. US Foods is headquartered in Rosemont, Ill., and jointly owned by affiliates of Clayton, Dubilier & Rice LLC and Kohlberg Kravis Roberts & Co. L.P. Discover more at www.usfoods.com.